Exhibit 23.1
Consent of Independent Registered Public Accounting Firm

The Board of Directors
Aramark:

We consent to the use of our reports dated November 24, 2020, with respect to the consolidated balance sheets of Aramark as of October 2, 2020 and September 27, 2019, and the related consolidated statements of (loss) income, comprehensive (loss) income, cash flows, and stockholders’ equity for each of the fiscal years ended October 2, 2020, September 27, 2019 and September 28, 2018, and the related notes and financial statement schedule II (collectively the consolidated financial statements), and the effectiveness of internal control over financial reporting as of October 2, 2020, incorporated herein by reference.

Our report on the consolidated financial statements refers to a change in the method of accounting for leases and revenue.

/s/ KPMG LLP

Philadelphia, Pennsylvania
February 17, 2021